AGREEMENT

      THIS AGREEMENT, dated as of July 24, 2006 (the "Agreement"), by and between AMERICAN RACING CAPITAL, a Nevada corporation (the "Company") and LJ&J ENTERPRISES OF TENNESSEE, INC., a Tennessee corporation ("LJ&J") (each a "Party", and collectively the "Parties").

      WHEREAS, reference is made to that certain Letter of Intent, dated January 11, 2006, (the "Letter of Intent"), by and between ARC Development Corporation ("ARCD") and LJ&J Enterprises of PA, Inc. (the "LJ&J PA"), whereby certain proposed transactions are set forth in Section 1 of the Letter of Intent;

      WHEREAS, the Parties intent to move forward with the acquisition of the controlling ownership interest in LJ&J, as set forth in the Letter of Intent, by either the Company, or any of the Company's subsidiaries or affiliates, including ARC Development Corporation, a Nevada corporation, and Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation (the "Transaction");

      WHEREAS, the Parties hereby agree and acknowledge that the Company, in contemplation of the Transaction, shall deliver to LJ&J an amount deemed to be a partial payment of the total purchase price of Seven Hundred Thousand Dollars ($700,000) (the "LJ&J Purchase Price"), of the ownership interests in LJ&J, as set forth in Section 1 of the Letter of Intent; and

      WHEREAS, the Parties desire to enter into definitive documents memorializing the terms and conditions of the Transaction (the "Definitive Documents"), as soon as practicable after the execution of this Agreement.

      NOW, THEREFORE, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Recitals. The recitals set forth above are true and are hereby incorporated by this reference.

      2. Partial Payment. In contemplation to the Transaction, the Parties hereby acknowledge that the Company shall transfer and deliver to LJ&J an amount of Two Hundred Thousand Dollars ($200,000) (the "Partial Payment") as partial payment of the LJ&J Purchase Price. LJ&J hereby acknowledges and agrees that the Parties agreed to recognize the Partial Payment against the LJ&J Purchase Price and that the Partial Payment shall be applied solely against the LJ&J Purchase Price and not against any other proposed transactions contemplated in the Letter of Intent.

      3. Definitive Documents. The Parties, or any of their subsidiaries and affiliates, shall enter into Definitive Documents as soon as practicable after the execution of this Agreement, and shall take all reasonable steps to finalize the Transaction as memorialized in the Definitive Documents. The Definitive Documents will contain the definitive terms and conditions to which the Transaction would be subject, and conditions, representations, warranties, covenants, and indemnities of the parties that are reasonable and customary for transactions of the type. Consummation of the Transaction contemplated hereby is expressly subject to due diligence (the general scope of which has been discussed by the parties), the approval of the Transaction by the board of directors of LJ&J, the Company, or the Company's subsidiary or affiliate which shall be a party to the Definitive Documents, and the execution of Definitive Documents in form and substance acceptable to the parties and their respective counsel.

      4. Closing. The Parties shall close the Transaction (the "Closing") on or before September 1, 2006, or 10 days after the filing of an SB-2 by ARC Development Corporation, which ever shall occur first, unless extended by mutual written agreement of the Parties (the "Closing Date").

      5. Return of Funds. In the event the Closing shall not occur by the Closing Date, through no fault of ARC Development Corporation, LJ&J shall be entitled to retain said $200,000 as a non-refundable fee. In the event that Closing shall not occur by the Closing date, through the fault of LJ&J, LJ&J shall return the $200,000 Partial Payment within five (5) business days after receiving written notice from the Company requesting the return of the Partial Payment.

      6. Remedy. Upon the occurrence of an event of default under this Agreement, the Company shall pursue any and all legal and equitable remedies available to it.

      7. Benefits; Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

      8. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter, and supersedes any prior discussions, negotiations, representations, or understandings between the parties related to its subject matter that are not fully expressed herein.

      9. Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless it is in writing, signed by each of the parties or by its respective successors and/or assigns.

      10. Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Nevada.

      11. Warranty of Capacity to Execute Agreement. The parties to this Agreement represent and warrant that they have the sole right and exclusive authority to execute this Agreement, and the employee or representative signing on its behalf below, has been granted the power to execute this Agreement on its behalf.

      12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.


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

      IN WITNESS WHEREOF, the parties hereto, through their duly authorized representatives, have executed this instrument as of the day and year first written above.

AMERICAN RACING CAPITAL, a Nevada         LJ&J ENTERPRISES OF TENNESSEE, INC.,
corporation                               a Tennessee corporation

By: /s/ A. Robert Koveleski               By: /s/ J.R. Mattiolli, III

Printed Name:  A. Robert Koveleski        Printed Name: J.R. Mattiolli, III

Title: Secretary                          Title:   President
Date: July 24, 2006                       Date: July 24, 2006


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